EXHIBIT 99.1

Axe Compute Inc. Reports First Quarter 2026 Financial Results and Provides Business Update

Signed $260 Million Landmark Enterprise Contract - Largest in Company History

Compute Services Revenue Commenced and Customer Prepayments Grew

Appointed President and CFO to Executive Leadership Team

PITTSBURGH, May 15, 2026 (GLOBE NEWSWIRE) -- Axe Compute Inc. (NASDAQ: AGPU), a virtual neocloud AI infrastructure platform delivering dedicated enterprise GPU compute capacity at global scale, today reported financial results for the first quarter ended March 31, 2026.

Christopher Miglino, Chief Executive Officer, stated: "Q1 2026 marked the beginning of contracts for our compute business, and April's $260 million contract announcement is the clearest signal yet of what this platform can deliver. We entered the quarter building infrastructure, and we exited it with paying customers and contracted revenue. Our pipeline now exceeds $4 billion and our goal of closing $1 billion in new customer agreements by the end of this year seems to be very much within reach, this will lay the foundation for years to come. With Kyle and Jeremy now in place as President and CFO respectively, we have the leadership team to execute at scale. Our focus now is getting the $260 million cluster live in Q3 2026 which translates to the commencement of $21M a quarter in revenue. We are expanding our sales team, and converting our pipeline into the next landmark contract."

Q1 2026 AND RECENT BUSINESS HIGHLIGHTS

$260 Million Enterprise Contract Signed (April 2026): The Company announced a 36-month take-or-pay contract for a dedicated cluster of 2,304 NVIDIA B300 GPUs and AI-focused high-speed storage infrastructure from a single U.S. Tier 3 data center facility. Deployment is targeted for Q3 2026. Once live, the contract represents approximately $21 million per quarter in recognized revenue over the 36-month service term.

Kyle Okamoto Appointed President: The Company appointed Kyle Okamoto as President of Axe Compute. Mr. Okamoto leads the Company's commercial strategy, go-to-market execution, and enterprise customer relationships. His appointment strengthens the Company's senior executive team under CEO Christopher Miglino.

Jeremy Yaukey-Witter Appointed Chief Financial Officer: The Company appointed Jeremy Yaukey-Witter as Chief Financial Officer. Mr. Yaukey-Witter previously served as the Company's Controller and has been central to building the financial infrastructure supporting Axe Compute's capital-efficient operating model. His elevation to CFO reflects the Company's transition from a development-stage platform to a revenue-generating enterprise.

Compute Services Revenue Commenced (Q1 2026): The Company recognized its first Compute Services revenue during Q1 2026, reflecting a handful of compute contracts that commenced at the end of March. In line with US GAAP, the Company recognizes revenue on its compute contracts ratably over the service period. Contract liabilities attributable to Compute Services grew to approximately $645 thousand, representing customer prepayments received ahead of revenue recognition.

Strong Short Term Liquidity: The Company held $6.9 million in cash and cash equivalents, $20.2 million in ATH digital asset holdings (approximately 2.83 billion tokens), and current digital assets receivable of $9.4 million as of March 31, 2026, representing a combined liquidity pool of approximately $36.5 million accessible in the short term.

Strategic Alternatives Review Ongoing: The Company continues to evaluate strategic alternatives for its legacy Drug Discovery Services (Helomics) business, including a potential sale, partnership, licensing arrangement, or other transaction. No definitive course has been committed to.

FIRST QUARTER 2026 FINANCIAL HIGHLIGHTS

Total Revenue: $35 thousand in Q1 2026, compared to $110 thousand in Q1 2025. The Q1 2026 sales primarily reflects sales from the legacy Drug Discovery Services segment, with $7 thousand contributed by the Compute Services segment reflecting a handful of initial contract deployments that commenced in late March 2026 and will contribute revenue over the respective contract service periods beyond March 31, 2026.

Total Operating Costs and Expenses: $3.5 million in Q1 2026, compared to $2.4 million in Q1 2025. Operating expenses were primarily general & administrative expenses of $2.9 million, up approximately $1.1 million from Q1 2025, driven primarily by a one-time recognition of severance expense to the Company's former CEO following the February 2026 leadership transition, along with other personnel-related costs.

Net Loss: $7.7 million for Q1 2026, or $0.36 per share based on a weighted average share count of approximately 21.2 million shares. Under US GAAP, that weighted average share count includes 14.7 million pre-funded warrants outstanding as of March 31, 2026, down from 16.8 million pre-funded warrants originally issued pursuant to the Company's October 2025 private placements. The net loss includes $4.3 million in non-cash mark-to-market losses on the Company's ATH digital asset holdings, which under US GAAP are carried at fair value at each reporting date with changes flowing through the income statement.

Cash Used in Operations: $3.7 million in Q1 2026, compared to $1.0 million in Q1 2025. The increase primarily reflects increased cash used in working capital — driven by payments of outstanding accounts payable and accrued expenses — and increased cash operating expenses, which primarily reflected cash payments for additional professional services resulting from the Company's adoption of its Treasury Strategy in late 2025.

Cash and Digital Assets: Cash of $6.9 million and ATH digital asset holdings at fair value of $20.2 million as of March 31, 2026. Cash decreased approximately $3.9 million during the quarter, reflecting operational spending. The decrease in ATH fair value from $24.4 million at December 31, 2025 to $20.2 million at March 31, 2026 primarily reflects the mark-to-market adjustment described above, tied directly to the decline in the market price of the Aethir token during Q1.

Digital Asset Receivable: The Company holds contractual rights to receive locked ATH tokens pursuant to SAFTs with DCI Foundation, vesting on a predictable schedule through December 2028. Of the $15.4 million total, $9.4 million is classified as current — representing tokens expected to vest and be claimed within the next twelve months — and $5.9 million as long-term.

Accounts Receivable and Contract Liabilities: Accounts receivable was $659 thousand as of March 31, 2026, compared to $32 thousand at December 31, 2025. Both accounts receivable and contract liabilities jumped by more than $600 thousand during the quarter, reflecting billings for non-cancellable and non-refundable monthly prepayments due from Compute Services customers as deployments came online at the end of the first quarter.

MARKET CONTEXT

Axe Compute operates against a backdrop of a market with rapidly accelerating demand for GPU compute infrastructure. Global AI spending is forecast to reach $2.52 trillion in 2026, a 44% increase year-over-year. Approximately $6.7 trillion is projected to be spent on data centers globally between 2025 and 2030, of which approximately 65.7% is GPU-related. As of early 2026, average GPU procurement lead times stand at 36 to 52 weeks. Management believes this supply-demand imbalance creates a durable commercial opportunity for the Company's distributed, enterprise-first GPU compute model.

OUTLOOK

The Company does not provide formal financial guidance. The following forward-looking context is provided to assist investors in understanding management's operational priorities, and is subject to the risks and uncertainties described under "Cautionary Statement Regarding Forward-Looking Statements" below.

Management's operational priorities for the balance of 2026 include: (i) deploying the $260 million dedicated GPU cluster in Q3 2026 and commencing approximately $21 million per quarter in recognized revenue under that contract; (ii) expanding the sales team in Q2 2026 to pursue additional enterprise contracts using the $260 million deal as a repeatable commercial template; (iii) pursuing ATH staking activities to generate yield on the Company's treasury holdings; (iv) completing the strategic alternatives process for the legacy Drug Discovery Services business; and (v) advancing the Strategic Compute Reserve through open market ATH purchases where market conditions are favorable.

Management believes the Company's combined liquidity position of approximately $36.5 million — comprising $6.9 million in cash, $20.2 million in liquid digital asset holdings, and current digital assets receivable of $9.4 million — is sufficient to fund operations through fiscal 2026 and beyond, though results remain subject to ATH price volatility and other risks described in the Company's filings with the SEC.

FINANCIAL STATEMENTS

SUMMARY BALANCE SHEETS

Axe Compute Inc. | As of March 31, 2026 and December 31, 2025

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$6,925,244	$10,790,850
Digital assets	$20,233,245	$24,439,598
Digital asset receivable (current)	$9,436,590	$7,226,475
Accounts receivable and other current assets	$997,280	$313,024
Total current assets	$37,592,359	$42,769,947
Digital asset receivable (non-current)	$5,929,022	8,258,681
Property, equipment and other non-current assets	$1,701,195	$1,859,718
Total assets	$45,222,576	$52,888,346
LIABILITIES & STOCKHOLDERS' EQUITY
Total current liabilities	$4,227,281	$4,266,896
Long-term lease and other non-current liabilities	$724,535	$904,495
Total liabilities	$4,951,816	$5,171,391
Total stockholders' equity	$40,270,760	$47,716,955
Total liabilities and stockholders' equity	$45,222,576	$52,888,346

SUMMARY STATEMENTS OF NET LOSS

Axe Compute Inc. | Three Months Ended March 31, 2026 and 2025

	Q1 2026	Q1 2025
Revenue	$35,311	$110,310
Losses on digital assets	$(4,296,268)	—
Total operating expenses	$(3,467,724)	$(2,397,357)
Total operating loss	$(7,728,681)	$(2,287,047)
Net loss	$(7,708,943)	$(2,442,873)
Loss per share from continuing operations — basic and diluted	$(0.36)	$(4.79)
Weighted avg. shares outstanding	21,184,617	476,835

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as well as Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the deployment timeline and revenue expectations for the $260 million enterprise contract, the Company's commercial strategy and pipeline, sales team expansion, ATH staking activities, the strategic alternatives process for the Drug Discovery Services segment, the Company's liquidity and capital resources, and the market opportunity for GPU compute infrastructure. These statements are based on management's current expectations and beliefs as of the date of this release and are subject to significant risks and uncertainties that could cause actual results to differ materially, including but not limited to: risks related to the execution, enforceability, and customer performance under the $260 million contract; hardware supply chain constraints and facility readiness; the highly volatile and unpredictable price of ATH and digital assets generally; the Company's ability to generate and grow Compute Services revenue; risks associated with the Aethir network and decentralized physical infrastructure; the Company's ability to maintain Nasdaq listing compliance; risks related to the strategic alternatives process for the Drug Discovery Services business; and those risks and uncertainties described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by applicable law.

ABOUT AXE COMPUTE

Axe Compute Inc. (NASDAQ: AGPU) is a virtual neocloud AI infrastructure platform built on a fundamental premise: AI innovation should not be constrained by infrastructure supply and performance limits. Axe Compute gives enterprises and AI innovators choice across hardware, geography, and deployment speed through two delivery models — Axe Velocity, providing on-demand GPU access deployable in as fast as 48 hours across 200-plus global locations, and Axe Forge, enabling enterprises to build large-scale dedicated clusters on a pure OpEx model with zero CapEx upfront. The Company also operates a Strategic Compute Reserve that translates ATH token holdings into deployable AI infrastructure capacity. Axe Compute is headquartered in Pittsburgh, Pennsylvania. For more information, visit axecompute.com | investors: investors.axecompute.com

INVESTOR CONTACT Erin McMahon Axe Compute Inc. — Investor Relations ir@axecompute.com | investors.axecompute.com